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Exhibit 2.2   Guaranty
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                                    GUARANTY


     IN CONSIDERATION of the execution and delivery of (i) the Asset Sale Agreement (the "Agreement"), dated as of January 18, 1996, by and among Rockwell International Corporation, a Delaware corporation ("Note Holder"), Meret Optical Communications, Inc., a California corporation ("Meret") and a wholly-owned subsidiary of Osicom Technologies, Inc., a New Jersey corporation ("Guarantor"), and (ii) the Promissory Note of Meret payable to Note Holder dated the date hereof in the principal amount of $6,000,000 (the "Note"), and as an inducement to Note Holder to enter into the Agreement, Guarantor, for itself and its successors in interests and assigns, hereby guarantees the full and faithful performance and observation by Meret under the Agreement and the Note of all of the representations, warranties, covenants, conditions and agreements in the Agreement and the Note provided to be performed and observed by Meret, including, without limitation, the payment of all principal and interest on the Note, and all costs, attorneys' fees and other expenses incurred by Note Holder in enforcing such performance and observance, without requiring any notice of non-payment, non-performance or non-observance or proof of notice or demand whereby to charge Guarantor therefor, all of which Guarantor hereby expressly waives.

     Guarantor expressly agrees that Note Holder may, without notice to Guarantor, modify the Agreement or the Note with Meret and grant extensions and concessions to Meret in respect thereof without in any manner effecting the liability of Guarantor hereunder.

     Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired by reason of assertion by Note Holder against Meret of any of the rights or remedies reserved to Note Holder pursuant to the Agreement or the Note.

     The liability of Guarantor hereunder is primary and may be enforced by Note Holder before, concurrently, or after proceeding against Meret or any other guarantor of Meret.

     This Guaranty shall remain in effect notwithstanding any bankruptcy, reorganization or insolvency of Meret, or any successor or assignee thereof, or any disaffirmance or abandonment by a trustee thereof.

     This Guaranty shall be interpreted in accordance with the laws of the State of New York, and Guarantor agrees to submit itself to the personal jurisdiction of that State's courts.

     Guarantor hereby waives notice of acceptance of this Guaranty.

Dated:  January 31, 1996


                                  OSICOM TECHNOLOGIES, INC.




                                  By: /s/ Sharon Gill Chadha
                                  -------------------------------------
                                        Name: Sharon Gill Chadha

                                        Title:  Chief Executive Officer